EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-200150) pertaining to the 2011 Employee, Director and Consultant Equity Incentive Plan and 2003 Omnibus Stock Plan of GI Dynamics, Inc. and Subsidiaries, and

(2)	Registration Statement (Form S-8 No. 333-204212) pertaining to the 2011 Employee, Director and Consultant Equity Incentive Plan of GI Dynamics, Inc. and Subsidiaries;

of our report dated March 30, 2016, with respect to the consolidated financial statements of GI Dynamics, Inc. and Subsidiaries, as of December 31, 2015 and for each of the two years in the period ended December 31, 2015, included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 30, 2017